AMENDED AND RESTATED

FOUR CORNERS PROPERTY TRUST, INC.
2015 OMNIBUS INCENTIVE PLAN

FY [  ] RESTRICTED STOCK UNIT AWARD AGREEMENT
(United States)

This Restricted Stock Unit Award Agreement (the “Agreement”) is between Four Corners Property Trust, Inc., a Maryland corporation (the “Company” or “Corporation”), and you, a person notified by the Company, and identified in the Company’s records, as the recipient of an Award of Restricted Stock Units during the Company’s fiscal year [  ]. This Agreement is effective as of the Grant Date communicated to you and set forth in the Company’s records.

The Company wishes to award to you a number of Restricted Stock Units, subject to certain restrictions as provided in this Agreement, in order to carry out the purpose of the Company’s Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”).

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1.
Award of Restricted Stock Units.
(a)
The Company hereby grants to you, effective as of the Grant Date, an Award of Restricted Stock Units (the “Award”) for that number of Restricted Stock Units communicated to you and set forth in the Company’s records (the “RSUs”), on the terms and conditions set forth in such communications, this Agreement and the Plan. Each RSU represents the right to receive on the vesting date or dates set forth in Sections 3 and 4 hereof, one share of Stock.
(b)
The Company hereby grants to you an award of Dividend Equivalent Rights with respect to each RSU granted pursuant to this Agreement for all dividends and distributions in cash, Stock or other property which are paid to all or substantially all holders of the outstanding shares of Stock and that have a record date between the Grant Date and the date when the RSU is distributed or paid to you or is forfeited or expires. The Dividend Equivalent Rights award for each RSU shall be equal to the amount of cash and the Fair Market Value of Stock or other property which is paid as a dividend or distribution on one share of Stock. All such Dividend Equivalent Rights shall be credited to you and shall be deemed to be reinvested in additional RSUs as of the date of payment of any such dividend or distribution based on the Fair Market Value of a share of Stock on such date. Each additional RSU which results from such deemed reinvestment of Dividend Equivalent Rights granted hereunder shall be subject to the same vesting, distribution or payment, adjustment and other provisions which apply to the underlying RSU to which such additional RSU relates.
2.
Rights with Respect to the RSUs and Dividend Equivalent Rights.

The RSUs and Dividend Equivalent Rights granted hereunder do not and shall not give you any of the rights and privileges of a shareholder of Stock. Your rights with respect to the RSUs and Dividend Equivalent Rights shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the RSUs and Dividend Equivalent Rights lapse, in accordance with Sections 3 or 4 hereof.

3.
Vesting.

Subject to the terms and conditions of this Agreement, the RSUs shall vest, and the restrictions with respect to the RSUs shall lapse, 100% on the [  ] anniversary of the Grant Date if you remain continuously employed by the Company or an Affiliate until the vesting date. Each additional RSU which results from deemed reinvestments of Dividend Equivalent Rights pursuant to Section 1(b) hereof shall vest whenever the underlying RSU to which such additional RSU relates vests.

4.
Early Vesting; Forfeiture.

If you cease to be employed by the Company or an Affiliate prior to the vesting of the RSUs pursuant to Section 3 hereof, your rights to all of the unvested RSUs and Dividend Equivalent Rights shall be immediately and irrevocably forfeited, except that:

(a)
If, within two years after the date of the consummation of a Change in Control that occurs after the Grant Date, the Company terminates your employment for any reason other than for Cause, death or Disability, or you terminate employment for Good Reason, you shall become immediately and unconditionally vested in all RSUs and Dividend Equivalent Rights and the restrictions with respect to all of the RSUs and Dividend Equivalent Rights shall lapse. The treatment set forth in this Section 4(a) is subject to and conditioned upon your timely execution, delivery and non-revocation of a general release of claims in the form attached to your employment or service agreement with the Company, or in the absence of any such agreement (or if or such agreement exists but does not contain a general release of claims), in a form prescribed by the Company (in any case, the “Release”). The Company may update the Release to the extent necessary to reflect changes in law. For the avoidance of doubt, any RSUs shall remain outstanding and eligible to vest following the date of any such termination of employment and shall actually vest upon the effective date of the Release.
(b)
If you die prior to the vesting of the RSUs pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all RSUs and Dividend Equivalent Rights and the restrictions with respect to all RSUs and Dividend Equivalent Rights shall lapse on the date of your death. No transfer by will or the Applicable Laws of descent and distribution of any RSUs or Dividend Equivalent Rights which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer; or
(c)
If you become Disabled (as defined below) prior to the vesting of the RSUs pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all RSUs and Dividend Equivalent Rights and the restrictions with respect to all RSUs and Dividend Equivalent Rights shall lapse on the date on which the Committee administering the Plan makes the determination that you are Disabled. For purposes of this Agreement, “Disabled” or “Disability” means you have a disability due to illness or injury which is expected to be permanent in nature and which prevents you from performing the material duties required by your regular occupation, all as determined by the Committee administering the Plan.
(d)
For purposes of this Agreement, “Good Reason” shall have the meaning set forth in your employment or service agreement with the Company, and in the absence of any such agreement (or if or such agreement exists but does not contain a definition of Good Reason (or term of similar effect)), “Good Reason” means the occurrence of, without your express written consent, a material reduction in your base salary or target annual bonus opportunity as in effect immediately prior to the date of the consummation of a Change in Control, other than an inadvertent failure remedied by the Company promptly after receipt of notice thereof given by you.

You shall only have Good Reason if (A) you have provided notice of termination to the Company of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, (B) the Company has been given at least thirty (30) days following receipt of such notice to cure such condition, and (C) if such condition is not cured within such thirty (30) day period, you actually terminate employment within sixty (60) days after the notice of termination. Your mental or physical incapacity following the occurrence of an event described above shall not affect your ability to terminate employment for Good Reason and your death following delivery of a notice of termination for Good Reason shall not affect your estate’s entitlement to settlement of the RSUs or Dividend Equivalent Rights as provided hereunder upon a termination of employment for Good Reason.

5.
Restriction on Transfer.

Except as contemplated by Section 4(b) hereof, none of the RSUs or Dividend Equivalent Rights may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the RSUs or Dividend Equivalent Rights, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the RSUs or Dividend Equivalent Rights,

6.
Financial Restatements.

To the extent that you are subject to Section 16 of the Exchange Act, (i) the Award, the RSUs, the Dividend Equivalent Rights and any Stock issuable thereunder shall be subject to (x) any clawback or recoupment policy of the Company required in order to comply with applicable law, including the Company’s Policy for Recovery of Erroneously Awarded Compensation and (y) any clawback or recoupment policy of the Company approved by the Board or Committee which applies to the Company’s senior executives; and (ii) you acknowledge that this Section 6 is not intended to limit any clawback and/or disgorgement of the Award, the RSUs, the Dividend Equivalent Rights and any Stock issuable thereunder pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

7.
Settlement of RSUs and Dividend Equivalent Rights.

No shares of Stock shall be issued to you (or your beneficiary or, if none, your estate in the event of your death) prior to the date on which the applicable RSUs vest, in accordance with the terms and conditions communicated to you and set forth in the Company’s records. After any

RSUs vest pursuant to Sections 3 or 4 hereof, the Company shall promptly, but no later than 30 days following the applicable vesting date, cause to be issued in your name one share of Stock for each RSU (including additional RSU which resulted from such deemed reinvestment of Dividend Equivalent Rights), in each case less any applicable withholding taxes; provided, however, that any distribution to any “specified employee” as determined in accordance with procedures adopted by the Company that reflect the requirements of Code Section 409A(a)(2)(B)(i) (and any applicable guidance thereunder) on account of a separation from service shall be made as soon as practicable after the first day of the seventh month following such separation from service (or, if earlier, the date of the specified employee’s death). The Company will not deliver any fractional share of Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share of Stock.

8.
Adjustments.

Subject to and in accordance with Section 16.1 of the Plan, in the event that the Committee administering the Plan shall determine that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, spin-off, combination, or exchange of shares or other securities of the Company or other increase or decrease in shares of Stock effected without receipt of consideration by the Company affects the Stock such that an adjustment of the RSUs is determined by the Committee administering the Plan to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the RSUs.

9.
Taxes.
(a)
You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the RSUs and Dividend Equivalent Rights, the vesting of the RSUs and Dividend Equivalent Rights and the receipt of shares of Stock upon the vesting of the RSUs and Dividend Equivalent Rights, and any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.
(b)
In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the vesting of the RSUs and Dividend Equivalent Rights and the corresponding receipt of shares of Stock by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the shares of Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional share of Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share of Stock. Your election must be made on or before the date that the amount of tax to be withheld is determined. The maximum number of shares of Stock that may be withheld to satisfy any applicable tax withholding obligations arising from the vesting and settlement of the RSUs and Dividend

Equivalent Rights may not exceed such number of shares of Stock having a Fair Market Value equal to the maximum statutory amount required by the Company to be withheld and paid to any federal, state, or local taxing authority with respect to such vesting and settlement of the RSUs and Dividend Equivalent Rights, or such greater amount as may be permitted under applicable accounting standards.
10.
Restrictive Covenants.
(a)
Non-Disclosure.
(i)
During the course of your employment with the Company, before and after the execution of this Agreement, and as consideration for the restrictive covenants entered into by you herein, you have received and will continue to receive some or all of the Company’s various Trade Secrets (as defined under Applicable Law) and confidential or proprietary information, which includes the following whether in physical or electronic form: (1) data and compilations of data related to Business Opportunities (as defined below), (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by you in furtherance of your duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (6) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (collectively, “Confidential Information”). For purposes of this Agreement, “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by you concerning any business transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by you without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.
(ii)
All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. During and after the term of your employment with the Company, you agree that you shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of your remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential

Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party; provided, however, that you may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event you will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Without limiting the generality of the foregoing, you agree that after your termination of employment with the Company, you shall not disclose to any third party any business developments, investment or business arrangements, negotiations, prospective or existing commercial agreements, transaction or potential transaction that was considered by the Company prior to the date of your termination from the Company. You further agree that if you are ever subpoenaed or otherwise required by law to provide any statement or other assistance to a party to a dispute or litigation with the Company, other than the Company, then you shall provide written notice of the circumstances requiring such statement or other assistance, including where applicable a copy of the subpoena or other legal writ, in such a manner and at such a time that allows the Company to timely respond. Nothing herein shall prevent you from cooperating with co‑defendants in litigation or with inquiry in a government investigation without a need to obtain prior consent or approval from the Company; provided, however, you shall provide prompt notice of any voluntary giving of oral or written statements to such parties, and provide to the Company a copy of any written statement so given or a summary of any oral statement provided.
(iii)
Upon request by the Company and, in any event, upon termination of your employment with the Company for any reason, you will promptly deliver to the Company all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by you in connection with your employment with the Company (including all copies of the foregoing) in your possession or control, and all of the Company’s equipment and other materials in your possession or control. You agree to allow the Company, at its request, to verify return of Company property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during your employment with the Company.
(iv)
Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or your duties under the Applicable Law relating to Trade Secrets.
(v)
Nothing contained in this Agreement shall prohibit you from (A) communicating directly with, cooperating with, or providing information to, reporting possible violations of federal law or regulation to or receiving financial awards from any Federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board or any Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation; (B) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions; or (C) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.
(vi)
Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge that pursuant to 18 USC § 1833(b), you may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the parties hereto acknowledge that if you sue the Company for retaliation based on the reporting of a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and you do not disclose the trade secret except pursuant to court order.
(b)
Non-Competition. You agree that, while employed by the Company and for a period of twelve (12) months following the termination of your employment with the Company for any reason, with or without cause, whether upon the initiative of either you or the Company (the “Restricted Period”), you will not provide or perform the same or substantially similar services, that you provided to the Company, on behalf of any Direct Competitor (as defined below), directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), anywhere within the United States of America (the “Territory”). For purposes of this Agreement, “Direct Competitor” means any individual, partnership, corporation, limited liability company, association, or other group, however organized, who competes with the Company in the business of owning, acquiring and leasing restaurant and retail properties.
(i)
If you are a resident of California and subject to its laws, the restrictions set forth in this Section 10(b) above shall only apply to you during your employment with the Company.
(ii)
Nothing in this Section 10(b) shall divest you from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (x) issued by any Direct Competitor, and (y) publicly traded on a national securities exchange or over-the-counter market.
(c)
Non-Solicitation of Customers. You agree that you shall not at any time during your employment with the Company and during the Restricted Period, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, encourage or cause any of the Company’s vendors, suppliers, licensees, or other Persons with whom the Company has a contractual relationship and with whom you have had Material Contact (as defined below) during the last two years of your employment with the Company, to cease doing business with the Company or to do business with a Direct Competitor. For purposes of this Agreement, “Material

Contact” means contact between you and a Person: (1) with whom or which you dealt on behalf of the Company; (2) whose dealings with the Company were coordinated or supervised by you; (3) about whom you obtained Confidential Information in the ordinary course of business as a result of your association with the Company; or (4) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commission, or earnings for you within two years prior to the date of the termination of your employment with the Company. If you are a resident of California and subject to its laws, the restrictions set forth in this Section 10(c) shall only apply to you (i) during your employment with the Company or (ii) to the extent that you use or disclose Trade Secrets to engage in any such restrictions, during the Restricted Period.
(d)
Non-Solicitation of Employees. You agree that during the course of your employment with the Company and during the Restricted Period, you will not, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any individual employed by the Company, with whom you have worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provisions of this Section 10(d) shall only apply to those individuals employed by the Company at the time of solicitation or attempted solicitation. For the avoidance of doubt, the provisions of this Section 10(d) shall not apply to outside advisors or other third‑party service providers to the Company.
(e)
Cooperation. You acknowledge that after the date on which your employment with the Company terminates (other than due to a termination of employment due to death or disability), you shall, upon the Company’s reasonable request, make yourself available at reasonable times, intervals and places for interviews, consultations, internal investigations and/or testimony during which you shall provide to the Company, or its designated attorneys or agents, any and all information then known to you regarding or relating to the Company or your activities on behalf of the Company pertaining to the subject matter on which your cooperation is sought. You agree to remain involved for so long as any such matters shall be pending. Any efforts undertaken by you at the Company’s request pursuant to this Section 10(e) shall be at the Company’s expense (and shall be subject to reasonable accommodation for your then-current commitments and obligations).
(f)
Non‑Disparagement. You agree that the Company’s reputation and goodwill in the marketplace is of utmost importance and value to the Company. You further agree that during and after the term of your employment with the Company, you, other than in the performance of your duties for the Company, will not make, publish or cause to be published any statement or comments that disparage or defame the reputation, character, image, products, or services of the Company, its subsidiaries or affiliates, or any of their respective stockholders, partners, members, boards of directors, managers, officers and employees. The parties hereto acknowledge and agree that the foregoing prohibitions extend to statements to the news media, the Company’s competitors, vendors, and the Company’s then‑current employees. The parties hereto further acknowledge and agree that the foregoing prohibitions shall not be violated by (i) truthful statements by you in response to legal process, governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (ii) you rebutting false or misleading statements made by others. The parties hereto further understand and agree that this Section 10(f) is a material provision of this Agreement and that any material and uncured breach of this Section 10(f) shall be a material breach of this Agreement, and that the Company would be irreparably harmed by violation of this provision.
(g)
Acknowledgements. You acknowledge that the Company is in the business of owning, acquiring and leasing restaurant, medical, and retail properties (in each case, as directed by the Board) on a nationwide basis and that the Company makes substantial investments and has established substantial goodwill associated with its business supplier relationships and marketing programs throughout the United States. You therefore acknowledge and agree that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, goodwill, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, goodwill, business relationships employees, economic advantages, and/or other legitimate business interests. You acknowledge that the consideration, including this Agreement, continued employment, specialized training, and the Confidential Information and Trade Secrets provided to you, gives rise to the Company’s interest in restraining you from competing with the Company and that any limitations as to time, geographic scope and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests, and will not prevent you from earning a livelihood.
(h)
Survival of Covenants. The provisions and restrictive covenants in this Section 10 of this Agreement shall survive the expiration or termination of this Agreement for any reason. You agree not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section 10. You further agree to notify all future persons, or businesses, with which you become affiliated or employed by, of the provisions and restrictions set forth in this Section 10, prior to the commencement of any such affiliation or employment.
(i)
Injunctive Relief. You acknowledge that if you breach or threaten to breach any of the provisions of this Agreement, your actions will cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if you breach or threaten to breach any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. You hereby waive the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of your agreements under this Agreement.
(j)
Forfeiture. In the event that you violate the terms of this Section 10, you understand and agree that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, any and all rights to the Award under this Agreement, whether vested or unvested, shall be forfeited and extinguished.

11.
General Provisions.
(a)
Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest. To the extent that any Award granted by the Company is subject to Code Section 409A, such Award shall be subject to terms and conditions that comply with the requirements of Code Section 409A to avoid adverse tax consequences under Code Section 409A.
(b)
No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or any Affiliate In addition, the Company or an Affiliate may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.
(c)
Reservation of Shares. The Company shall at all times prior to the vesting of the RSUs and the Dividend Equivalent Rights reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement.
(d)
Securities Matters. The Company shall not be required to deliver any shares of Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(e)
Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(f)
Arbitration. Except for injunctive relief as set forth herein, the parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in San Francisco, California.
(g)
Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland (without giving effect to the conflict of law principles thereof). Subject to Section 11(f) hereof, you agree that the state and federal courts of Maryland shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in San Francisco, California.
(h)
Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

Four Corners Property Trust, Inc.
591 Redwood Highway
Suite 3215 Mill Valley, CA 94941
Attention: General Counsel

(i)
Award Agreement and Related Documents. This RSU Award Agreement shall have no force or effect unless you have been notified by the Company, and identified in the Company’s records, as the recipient of a RSU Award. YOU MUST REVIEW AND ACKNOWLEDGE ACCEPTANCE OF THE TERMS OF THIS AGREEMENT, INCLUDING SPECIFICALLY THE RESTRICTIVE COVENANTS, BY EXECUTING THIS AGREEMENT ELECTRONICALLY VIA YOUR ESTABLISHED ACCOUNT ON THE PLAN MANAGEMENT CORPORATION WEBSITE WITHIN 60 DAYS OF THE DATE OF GRANT; PROVIDED, HOWEVER, THAT THE COMMITTEE MAY, AT ITS DISCRETION, EXTEND THIS DATE. FAILURE TO ACCEPT THE REFERENCED TERMS AND TO EXECUTE THIS AGREEMENT ELECTRONICALLY WILL PRECLUDE YOU FROM RECEIVING YOUR RSU GRANT. In connection with your RSU grant and this Agreement, the following additional documents were made available to you electronically, and paper copies are available on request directed to the Company’s Compensation Department: (i) the Plan; and (ii) a Prospectus relating to the Plan.